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                      [LETTERHEAD OF BELL, BOYD & LLOYD]

                                                                       Exhibit 8

                               December 15, 1994

WMX Technologies, Inc.
3003 Butterfield Road
Oak Brook, Illinois 60521

Gentlemen:

     We have acted as counsel to WMX Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of the Company's convertible, subordinated Notes due 2005 in the aggregate principal amount of up to $550,000,000 (the "Notes"). In this connection, we have examined the registration statement on Form S-4 (the "Registration Statement"), including the proxy statement-prospectus which forms a part of the Registration Statement (the "Prospectus"), and such other documents and papers, and we have considered such questions of law, as we considered necessary for purposes of this opinion.

     Based on the foregoing, it is our opinion that the description of Federal income tax consequences included in the Prospectus under the heading "Certain Tax Considerations" accurately sets forth the Federal income tax consequences under existing law of the issuance, ownership, disposition and conversion of the Notes to which it refers.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                       Very truly yours,


                                       /s/ Bell, Boyd & Lloyd